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                                                                     EXHIBIT 5.1



                                January 24, 2002

RTW, Inc.
8500 Normandale Lake Boulevard
Suite 1400
Bloomington, Minnesota 55437

         Re: Opinion of Counsel as to Legality of 625,000 shares of Common Stock to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of (i) 500,000 shares of Common Stock, no par value per share, of RTW, Inc. (the "Company") offered to key employees, directors and consultants pursuant to the Amended RTW, Inc. 1994 Stock Plan (the "1994 Plan") and (ii) 125,000 shares of Common Stock, no par value of the Company offered to employees of the Company pursuant to the Company's 1995 Employee Stock Purchase Plan (the 1995 Plan").

         We hereby advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that (i) the 500,000 shares of Common Stock to be offered to employees, directors and consultants by the Company under the 1994 Plan, and (ii) the 125,000 shares of Common Stock to be offered to employees under the 1995 Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

         The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                                Very truly yours,

                                                LINDQUIST & VENNUM P.L.L.P.

                                                /s/ Lindquist & Vennum P.L.L.P.




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